Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
[LA Office Purchase]
     This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 26th day of January, 2006 (the “Signing Date”), by and among ARN TELLEM (herein called the “Buyer”), SFX SPORTS GROUP, INC. (herein called “Seller”), a Delaware corporation and SFX SPORTS GROUP, LLC (herein called the “Company”), a Delaware limited liability company.
RECITALS:
     A. The Seller and Buyer own all of the issued and outstanding membership interests (the “Member Interests”) of Company; and
     B. The Seller desires to sell to Buyer, and Buyer desires to acquire from the Seller, all of the Member Interests owned by the Seller (herein called the “Seller Member Interests”), in consideration of the payment by Buyer of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth.
AGREEMENT
     In consideration of the premises and of the respective representations, warranties, covenants and agreements of the parties contained herein, it is hereby agreed as follows:
1. Definitions. As used in this Agreement, each of the following terms has the meaning provided below:
     1.1 “Adjustment Statement” means the Adjustment Statement attached hereto as Exhibit “A”.
     1.2 “Adjustment Up Amount” means the sum total amount of all of the following as of the Closing Date:
     (a) the Company’s cash on hand, if any, as listed on the Adjustment Statement;
     (b) the amount of expenses paid by the Company for operations of the business of the LA Assets attributable to periods of time on or after January 1, 2006 through the Signing Date, including without limitation, those expenses itemized as “January Expenses” in the Adjustment Statement; and
     (c) the Company’s prepaid expenses and advances as listed on the Adjustment Statement.
     1.3 “Adjustment Down Amount” means the sum total amount of all of the following as of the Closing Date:
     (a) the Company’s accounts payable or unpaid ordinary operating expenses of the Company to the extent properly attributable in accordance with GAAP to periods of time prior to the Closing Date, as set forth on the Adjustment Statement; and
     (b) revenues received by the Company prior to the Closing Date that relate to the LA Assets, but only to the extent such revenues are properly attributable in accordance with GAAP to periods of time after the Closing Date, as listed on the Adjustment Statement.

     1.4 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
     1.5 “Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any governmental entity to which a specified person or property is subject.
     1.6 “Applicable Sport” means all sports other than basketball and baseball.
     1.7 “Distributed Assets” means all of the Company’s properties, contracts, agreements, receivables, deposits, furniture, fixtures, equipment, trade names, trademarks, licenses, client relationships and other assets other than the LA Assets. The Pelinka Assets, the Old Basketball Receivables, the Old Baseball Receivables, one-half of the 05 Basketball Receivables and the Retained Basketball Tickets are part of the Distributed Assets.
     1.8 “Distribution Agreement” means that certain Distribution Agreement in the form of Exhibit “B” attached hereto which will be signed by the Company prior to the Closing for the purpose of assigning and distributing the Distributed Assets to the Seller.
     1.9 “Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.
     1.10 “Equity Agreement” means that certain Letter Agreement executed and entered into by and between Buyer and Seller and dated January 28, 2005 regarding the creation of the Company and the issuance of a profits interest in the Company to the Buyer on and subject to the terms provisions and conditions contained therein.
     1.11 “GAAP” means generally accepted accounting principles, consistently applied.
     1.12 “LA Agents" means those sports agents listed on Schedule 1.12 attached hereto.
     1.13 “LA Assets" means, except for the Pelinka Assets, the following:
     (a) All of the client contracts and client relationships with clients of the Company that are principally served by any one or more of the LA Agents and all papers, documents, notes, files and records that relate to such clients and such client relationships, including but not limited to those contracts listed on Schedule 1.13(a);
     (b) All furniture, fixtures, equipment and other tangible assets located in the LA Office as of the date of the execution of this Agreement, including but not limited to those listed on Schedule 1.13(b) (but specifically excluding the Retained Basketball Tickets);
     (c) The notes and interest receivable owed by certain employees of the Company to Seller or Seller’s affiliates as listed on Schedule 1.13(c) attached hereto (“Agent Notes”);
     (d) The Company’s leasehold estate in the LA Office created pursuant to that certain Office Lease between Duesenberg Investment Company, as landlord, and Seller, as tenant, which has been previously assigned by Seller to the Company;

     (e) Any goodwill or other similar intangible assets to the extent relating to, or derived from, the sports agency practice in the LA Office (but specifically excluding the Company’s names, trade names, trademarks and the goodwill associated therewith);
     (f) All of the Company’s rights and interests under employment agreements with any of the LA Agents;
     (g) The (i) prepaid expenses listed on Schedule 1.13(g) attached hereto and (ii) the Prepaid Expenses and Advances listed under the “Adjustment Up” heading on the Adjustment Statement; and
     (h) All of the Company’s accounts receivables that are owed by clients of the Company that are principally served by any one or more of the LA Agents other than the Old Baseball Receivables, Old Basketball Receivables, receivables associated with the Pelinka Assets and 1/2 of the 05 Basketball Receivables.
     1.14 “LA Office” means the Company’s leased space located on the third floor of Topa Plaza, 11911 San Vicente Boulevard, Los Angeles, California 90049 and containing approximately 5,043 rentable square feet and commonly known as Suite 320 and Suite 325.
     1.15 “Old Baseball Receivables” means the Company’s accounts receivable owed by baseball clients principally serviced by the LA Agents and originally invoiced on or before December 31, 2005, including, without limitation, those accounts receivable listed on Schedule 1.15, less any amounts collected by the Company prior to the Closing Date. The amount of the Old Baseball Receivables shown on Schedule 1.15 are net of any consulting fees that may be payable on account of the corresponding item.
     1.16 “Old Basketball Receivables” means the Company’s accounts receivable owed by basketball clients principally serviced by the LA Agents and originally invoiced on or before December 31, 2005, including, without limitation, those accounts receivable listed on Schedule 1.16, less any amounts collected by the Company prior to the Closing Date. The amount of the Old Basketball Receivables shown on Schedule 1.16 are net of any consulting fees that may be payable on account of the corresponding item.
     1.17 “Pelinka Assets” means the following:
     (a) All of the client contracts and client relationships with, and all accounts receivables owed by, clients of the Company that are principally served by Rob Pelinka and all papers, documents, notes, files and records that relate to such clients and such client relationships;
     (b) All furniture, fixtures, equipment and other tangible assets located in the LA Office as of the date of the execution of this Agreement that are used exclusively by Rob Pelinka, even if any such assets are included in the lists attached as Schedule 1.13(b), including, without limitation, (i) any computers, laptops, blackberries and similar items issued to and used by Pelinka, and (ii) any furniture used exclusively by Pelinka; and
     (c) All of the Company’s rights and interests under its employment agreement with Rob Pelinka.
     1.18 “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or governmental entity.

     1.19 “Tax” or “Taxes” means any and all taxes, assessments, imposts, charges, duties, withholdings, fees, levies and other similar charges of any kind whatsoever, and any interest, penalties, additions to tax and additional amounts, that are imposed, assessed or levied by any government or any political subdivision, agency, commission or authority thereof or any taxing authority.
     1.20 “Tax Return” means any return, report, declaration, claim for refund or credit, or information return or statement relating to Taxes, including any schedules or attachments thereto, and including any amendments or supplements thereto.
     1.21 “‘05 Basketball Receivables” means the Company’s accounts receivable attributable to the 2005 portion of the 2005-2006 basketball season listed on Schedule 1.21. The amount of the ‘05 Basketball Receivables shown on Schedule 1.21 are net of any consulting fees that may be payable on account of the corresponding item.
     1.22 “Retained Basketball Tickets” means the (i) the season tickets listed on Schedule 1.22 for the remaining games in the Los Angeles Clippers and Los Angeles Lakers 2005-2006 season and (ii) the right to purchase such season tickets in subsequent years.
2. Purchase and Sale.
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and deliver to Buyer, and Buyer shall purchase from the Seller, all of the Seller Member Interests, free and clear of all Encumbrances.
     2.2 Further Assurances. After the Closing, the Seller will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to (i) more effectively transfer, convey, assign and deliver the Seller Member Interests to Buyer and (ii) cause any LA Assets that may have inadvertently remained titled in the name of Seller (or any of its Affiliates) to be assigned to the Company.
3. Closing; Purchase Price.
     3.1 Closing Date. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the law offices of Gardere Wynne Sewell LLP, 1000 Louisiana, Suite 3400, Houston, Texas 77002 on the Signing Date but will be effective as of January 1, 2006 (the “Closing Date”).
     3.2 Purchase Price. Subject to the adjustments specified in Section 3.3 hereof, the consideration to be paid by Buyer to Seller for the Seller Member Interests shall be the cash sum of $12,000,000.
     3.3 Cash Purchase Price Adjustments. Buyer and the Seller agree that the amount of cash required to be paid by Buyer to Seller at Closing as specified in Section 3.2 hereof will be (i) increased by the Adjustment Up Amount and (ii) decreased by the Adjustment Down Amount as set forth on the Adjustment Statement (such amount, as so adjusted, being herein called the “Cash Purchase Price”).
     3.4 Bonus Payments and Agent Note Balance.
     (a) Within ten (10) business days after the Signing Date, Seller shall pay discretionary bonuses in the amounts and to the individuals listed on Schedule 3.4(a), less, in each case, applicable withholding.

     (b) Effective as of the Closing Date, Seller will offset the principal and outstanding interest due on the Agent Notes by the amounts of the contractual bonuses to be paid for 2005, less withholding, as set forth on Schedule 3.4(b), resulting in principal and interest outstanding due on the Agent Notes of $704,961.48 (the “Tentative Agent Note Balance”).
     (c) Pau Gasol has prepaid $500,000 of his fees (“Prepaid Basketball Fees”) for the 2005-06 season and a portion of the 2006-2007 season, of which $75,000 is attributable to 2005. The parties have agreed to apply the Prepaid Basketball Fees as follows:
     (i) $37,500 of the Prepaid Basketball Fees have been retained by Seller as its revenue.
     (ii) $37,500 of the Prepaid Basketball Fees have been retained by Seller but applied as a reduction in the Tentative Agent Note Balance.
     (iii) The remaining $425,000 of the Prepaid Basketball Fees have been retained by Seller but applied as a reduction in the Tentative Agent Note Balance.
     (d) As a result of the payment of a prepaid expense by Joe Johnson of $67,000, Seller shall apply such sum against the Tentative Agent Note Balance.
     (e) As a result of the adjustments to the Tentative Agent Note Balance referenced in Section 3.4(c)(ii) and (iii) and Section 3.4(d) hereof, the resulting balance of the Agent Notes is $175,461.48 (the “Agent Note Balance”).
     3.5 Receivables.
     (a) Billing and Collection of Receivables.
     (i) Consistent with past practice, the Company, as Seller’s agent, shall bill, and shall exercise commercially reasonable efforts to collect, the Old Basketball Receivables, the Old Baseball Receivables and the Seller’s one-half (1/2) of the ‘05 Basketball Receivables.
     (ii) The Company shall not forgive or reduce any of the Old Baseball Receivables or Old Basketball Receivables without the prior written consent of Seller. If such Old Basketball Receivables and Old Baseball Receivables are not all collected in full by December 31, 2006, then (i) Company’s right to collect any such remaining unpaid Old Baseball Receivables and Old Basketball Receivables, as Seller’s agent, shall be terminated upon Seller’s request and (ii) Company and Buyer shall each be thereafter obligated to provide reasonable assistance to Seller with regard to the collection of all such assigned unpaid Receivables. Seller consents to the reductions in the Old Basketball Receivables payable by clients Tracey McGrady and Jermaine O’Neal as described in Schedule 3.5(a)(ii).
     (iii) The Company shall not forgive or reduce any of the ‘05 Basketball Receivables without the prior written consent of Seller; provided that no consent shall be required if (i) the Company reduces receivables as a result of a player’s suspension in proportion to the salary lost and fines paid as a result of such suspension, (ii) the Company’s reduction also applies in like manner to the 2006-2007 basketball season or (iii) the Company pays Seller its share of the ‘05 Basketball Receivables as if such receivable had not been forgiven or reduced.

     (b) Reporting and Payment to Seller for Old Receivables. Commencing on February 10, 2006, and continuing on the 10th day of every month thereafter, the Company shall (i) remit to Seller 100% of the payments attributable to the Old Baseball Receivables and Old Basketball Receivables received by the Company during the prior month and (ii) deliver to Seller a summary statement reflecting the payments received with respect to the Old Baseball Receivables and Old Basketball Receivables during such month and the remaining unpaid balance of all such Old Baseball Receivables and Old Basketball Receivables as of the end of such month.
     (c) Reporting and Payment to Seller for ‘05 Basketball Receivables.
     (i) On January 10, 2007, the Company shall (x) provide to Seller a summary statement reflecting the payments received with respect to the ‘05 Basketball Receivables through December 31, 2006 and the remaining unpaid balance of all such ‘05 Basketball Receivables as of December 31, 2006 and (y) remit to Seller the following amounts:
     (A) 50% of the payments attributable to the ‘05 Basketball Receivables received by Company through December 31, 2006; plus
     (B) the lesser of (x) the Agent Note Balance and (y) 50% of the payments attributable to the ‘05 Basketball Receivables received by Company through December 31, 2006.
The Agent Note Balance will be reduced by the amount of payments made to the Seller pursuant to clause (B), and the Company will retain any portion of the payments attributable to the ‘05 Basketball Receivables received by Company through December 31, 2006 to the extent such amounts exceed the Company’s remittance obligations in this Section 3.5(c)(i).
     (ii) Commencing on February 10, 2007, and continuing on the 10th day of every month thereafter, for so long as any of the ‘05 Basketball Receivables remain outstanding and unpaid, the Company shall (x) provide to Seller a summary statement reflecting the payments received with respect to the ‘05 Basketball Receivables during the prior month and the remaining unpaid balance of all such ‘05 Basketball Receivables as of the end of such month and (y) remit to Seller the following amounts:
     (A) 50% of the payments attributable to the ‘05 Basketball Receivables received by Company during the prior month; plus
     (B) the lesser of (x) the then Agent Note Balance, if any, and (y) 50% of the payments attributable to the ‘05 Basketball Receivables received by Company during the prior month.
The Agent Note Balance will be reduced by the amount, if any, of payments made to the Seller pursuant to clause (B), and the Company will retain any portion of the payments attributable to the ‘05 Basketball Receivables received by Company during the prior month to the extent such amounts exceed the Company’s remittance obligations in this Section 3.5(c)(ii).
     (iii) Any remaining Agent Note Balance as of September 30, 2007 shall be paid in a single lump sum amount by Buyer to Seller on or before October 15, 2007.

     3.6 Jalen Rose. The Seller has retained, as part of the Distributed Assets, the client contract with Jalen Rose. The Seller shall bill, and shall exercise commercially reasonable efforts to collect, the Jalen Rose receivable pursuant to his contract and shall remit to Company, within 10 business days of receipt, 25% of the fees payable by Rose pursuant to Rose’s contract in consideration for Company’s services and assistance with regard to the client relationship with Jalen Rose. Each of Seller and Company shall be free to pursue the right to represent Jalen Rose in regard to any future contract negotiations without any contractual obligation hereunder to the other party.
4. Representations and Warranties.
     4.1 Representations and Warranties of Seller. The Seller represents and warrants to Buyer as of the date hereof as follows:
     (a) Authorization and Validity of Agreement. The Seller has the power and authority to consummate the transactions contemplated hereby, including the execution, delivery and performance of this Agreement by the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
     (b) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not require any consent or approval under, result in the creation of any Encumbrance on the Seller Member Interests under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Seller under the charter or bylaws of the Seller or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Seller or any of its assets is a party or by which the Seller is bound or affected.
     (c) Certain Fees. The Seller has not employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     (d) Seller Member Interests. The Seller Member Interests have been duly authorized and validly issued. The Seller Member Interests constitute all of the issued and outstanding Member Interests in the Company (other than the profit interests granted to Buyer pursuant to the Equity Agreement). The Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby, Buyer will acquire, good, valid and marketable title to, the Seller Member Interests, free and clear of all Encumbrances. The Seller Member Interests are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect to the Seller Member Interests.
     4.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Seller as of the date hereof, as follows:
     (a) Validity of Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     (b) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance of this Agreement by Buyer and the consummation by him of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any Applicable Law and (ii) will not require any consent or approval under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of his assets or properties is bound or affected.
     (c) Certain Fees. Buyer has not employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.
     (d) Buyer’s Familiarity with Company Business. Buyer, as an executive officer of the Company, has full knowledge of the legal, financial and operational status of the Company and its business operations and has had the opportunity to review all of the information of the Company that he considers necessary or appropriate for deciding upon the acquisition of the Seller Member Interests. Buyer, in connection with this acquisition has not been induced by, and has not relied upon, (i) any representation, warranty, statement or agreement, whether express or implied, and whether made in writing or orally, of Seller, or any of its respective directors, officers, employees, Affiliates, stockholders, partners, agents, advisors or representatives (collectively, “Related Persons”) other than those expressly set forth in this Agreement or (ii) any other information (including presentations, projections, forecasts, budgets and estimates) provided or made available to Buyer or any of his Related Persons prior to or concurrently with the execution of this Agreement.
     (e) Buyer’s Acknowledgment of the Distribution Agreement. Buyer specifically acknowledges that (i) the Distributed Assets will be assigned by the Company to the Seller for no consideration prior to the Closing, and (ii) by acquiring the Seller Member Interests, Buyer will not be acquiring any direct or indirect ownership in the Distributed Assets.
5. Other Covenants Relating to this Transaction.
     5.1 Company Employees. Attached hereto as Schedule 5.1 is a list of those employees who currently work for the Company in the LA Office (“LA Employees”). The Seller and Buyer mutually agree as follows with respect to the LA Employees:
     (a) LA Employees. Buyer will cause the Company to continue to employ all of the LA Employees after the Closing Date with at least the salary as each such LA Employee is currently employed by the Company.
     (b) Ongoing Obligations to the LA Employees. Buyer acknowledges that, from and after the Closing, (A) all LA Employees will cease to participate in all of the Clear Channel employee benefit plans and (B) the Company shall be solely responsible for (i) establishing and thereafter maintaining its own employee benefit plans for the LA Employees at the Company’s sole cost and expense and (ii) paying and discharging all salary, wages, severance costs, benefits and claims (including workers compensation or other similar benefits and claims) arising out of or relating to the employment of the Continued Employees after the Closing Date, including, without limitation, the following:

     (i) all liabilities for accrued vacation, holiday, sick leave, salary continuation or short-term disability benefits;
     (ii) the payment of accrued payments or bonuses under any annual or long-term management or employee incentive or bonus plans, programs or arrangements; and
     (iii) any retirement plan and non-qualified deferred compensation plan arising out of or relating to the employment of the Company Employees.
     (c) Health Insurance and COBRA. Seller shall continue to provide, or cause to be provided, for all of the LA Employees the currently provided health and hospitalization plan through January 31, 2006. Buyer will cause the Company to obtain and maintain from and after February 1, 2006 a health and hospitalization plan for the LA Employees. The Seller shall not provide any continuation health coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (also known as “COBRA”) to any of the Company Employees.
     (d) Indemnity Related to LA Employees. Buyer shall indemnify, defend and hold the Seller harmless from and against any claim, demand or cause of action that may be brought by any LA Employee against the Seller (or its Affiliates) arising as a result of the transactions contemplated herein or after the Closing Date to the extent relating to such LA Employee’s employment relationship with the Company.
     5.2 Indemnities for Operational Obligations. On and subject to the other specific covenants and agreements contained herein, (i) Buyer shall indemnify, defend and hold Seller harmless from and against any claim, demand or cause of action that may be brought against Seller to the extent arising from a failure of the Company to pay any of its debts, liabilities, contractual obligations or other operating obligations that relate to the LA Assets (including without limitation, all obligations and liabilities under the office lease for the LA Office) arising, or related to periods, after the Closing Date and (ii) Seller shall indemnify, defend and hold Buyer and Company harmless from and against any claim, demand or cause of action that may be brought against Buyer or Company to the extent arising from a failure of the Company to pay any of its debts, liabilities, contractual obligations or other operating obligations that relate to the LA Assets arising, or related to periods, prior to the Closing Date (including without limitation, contribution obligations to the Company’s retirement plans for the LA Employees accrued on or before the Closing Date, which will be made by Seller as required by the retirement plans and consistent with past practices).
     5.3 Seller’s Indemnity of Buyer for Distributed Asset Obligations. On and subject to the other specific covenants and agreements contained herein, Seller shall indemnify, defend and hold Buyer and the Company harmless from and against any claim, demand or cause of action that may be brought against Buyer or the Company to the extent related to or arising from any matter related to the Distributed Assets.
     5.4 Certain Tax Matters. The Seller shall cause to be prepared and filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date, which are filed after the Closing Date. Seller shall reimburse Buyer for any Taxes of the Company to the extent attributable to any periods on or before the Closing Date within five (5) days after payment by Buyer or the Company of such Taxes, including, without limitation, any Taxes attributable to the distribution of the Distributed Assets pursuant to the Distribution Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, Seller shall assume responsibility for, and indemnify Buyer and Company against, all Taxes relating to periods prior to the Closing Date, including but not limited to the disputed 2003 City of Los Angeles Business Taxes. Buyer shall permit the Seller to review and comment on each Tax Return that covers any period of time which begins prior to the Closing Date and ends after the Closing Date prior to filing, and Buyer shall give due consideration to all comments reasonably provided by the Seller in connection with such Tax Returns.
     5.5 Mutual No-Solicit and Non-Compete Agreement.
     (a) For a period of two years following the Closing Date, (i) Buyer covenants to refrain, and cause the Company to refrain, from actively inducing or soliciting any of the employees, agents and clients of Seller from leaving Seller and (ii) Seller covenants to refrain from actively inducing or soliciting the Company’s employees, agents and clients from leaving Buyer or the Company. In addition to the foregoing, Buyer covenants to cause, for a period of two years following the Closing Date, any of the Company’s successors or assigns in which Buyer owns an interest or by which Buyer is employed to refrain from actively inducing or soliciting any of the Seller’s clients that are currently being principally served by Rob Pelinka.
     (b) Buyer further covenants and agrees with Seller as follows:
     (i) Buyer agrees to refrain, and to cause the Company to refrain, from using or exploiting, at any time following the Closing Date, without regard to the 2 year limitation in Section 5.5(b)(ii) below, any of Seller’s confidential information and trade secrets related to the Distributed Assets to which Buyer gained access prior to the Closing. Confidential Information and trade secrets shall not include (A) information which is or becomes generally available to the public other than as a result of a disclosure by (i) Buyer or at Buyer’s insistence or direction or (ii) any other person who directly or indirectly receives such information from Buyer, (B) information concerning business opportunities that have not advanced beyond the mere conceptual planning stages at the time of the Closing or (C) information relating to clients who leave Seller after the Closing (subject to the rights of the clients in any such information).
     (ii) Buyer covenants to refrain from, and to cause the Company to refrain from, pursuing or engaging in, for two (2) years following the Closing Date, any specific, identifiable and discrete proprietary business opportunity
     (A) with respect to opportunities involving acquisitions of third parties, that Seller and the third party are actively pursuing (beyond mere conceptual planning) at the time of the Closing; and
     (B) (including, any business opportunity substantially similar thereto), with respect to non-acquisition or non-third party opportunities, that Seller is actively pursuing (beyond mere conceptual planning) at the time of the Closing.
Notwithstanding the foregoing provisions, a pre-existing sports or entertainment agency with which Buyer may become affiliated after the Closing Date will not be prevented from pursuing any business opportunity that is generally available to the public provided that Buyer does not disclose any of Seller’s confidential information with respect to such opportunity.
     (iii) Buyer covenants to refrain from, and to cause the Company to refrain from, providing representation services for professional athletes in any Applicable Sport at any time within two (2) years following the Closing Date; provided, however, this restriction will not preclude Buyer (or the Company) from (i) acting as an owner, partner, executive, investor or in any general management or consulting position with a pre-

existing sports or entertainment agency or business as long as Buyer is not involved, directly or indirectly, in the day-to-day business activities of agents that represent professional athletes in any Applicable Sport or (ii) engaging in limited representation of professional football players so long as Buyer, in an agency or business in which he is the majority owner, does not start a “football practice” with agents who devote a substantial part of their time and efforts to the representation of football players.
     5.6 Change of Company’s Name. Buyer covenants and agrees with the Seller that, from and after the Closing, the Company will cease to conduct business using the trade names “SFX”, “Clear Channel”, “CC”, “CCE” or any confusingly similar name or portion thereof. In furtherance of the foregoing, Buyer authorizes the Seller to prepare and file with the Delaware Secretary of State, between the date hereof and the Closing Date, such documents as may be necessary to change the name of the Company to “Tellem & Associates, LLC”.
     5.7 Malpractice Claims. Notwithstanding Section 5.2 hereof, the parties hereto agree as follows:
     (a) Seller shall indemnify, defend and hold Buyer and the Company harmless from and against any claim, demand or cause of action (“Claim”) that may be brought by a client of the Company against Buyer or the Company asserting negligence or malpractice in the representation of such client on or before the Closing Date.
     (b) Buyer and Company shall indemnify, defend and hold Seller (and its affiliates) harmless from and against any Claim that may be brought by a client of the Company or the Buyer against Seller (or its affiliates) asserting negligence or malpractice in the representation of such client after the Closing Date.
     5.8 Audit Rights. Seller shall have the right upon reasonable advance notice, at its expense, to review Buyer’s financial books and accounting records during the Company’s normal business hours with respect to the Old Basketball Receivables, Old Baseball Receivables, and ‘05 Basketball Receivables for the limited purpose of determining whether payments to Buyer have been made pursuant to such receivables.
     5.9 Discontinuation of IT Services. Buyer and Company acknowledge and understand that, effective as of the Signing Date, the Seller and its affiliated companies will cease to provide those computer and other intellectual technology services and functions previously provided to the Company and the LA Employees, including, without limitation, computer network maintenance and access, email service and internet access. Buyer and Company shall be responsible for providing their own email service, computer network, internet access and similar services and functions from and after the Signing Date.
     5.10 Rob Pelinka. Rob Pelinka has elected to remain employed by the Seller although he is an agent currently employed by the Company in the LA Office. The parties each hereby agree as follows with regard to Rob Pelinka:
     (a) As soon as reasonably practicable following the Signing Date, the Seller will relocate Pelinka’s office to another location outside of the LA Office.
     (b) The Buyer and the Company will permit Seller to have access to the LA Office after the Signing Date to the extent necessary to retrieve and remove any of the Pelinka Assets.

     (c) As soon as reasonably practicable following the Signing Date, Buyer will (i) sign such documents as may be necessary to remove himself as the “agent of record” for Maggette, Stevenson and Vujacic and (ii) cause Thad Foucher to sign such documents as may be necessary to remove himself as “agent of record” for Wallace. Buyer represents, warrants and covenants to Seller that none of him, Foucher or the Company shall have any right to receive or retain any fees with respect to past services rendered to Maggette, Stevenson, Vujacic or Wallace.
     (d) As soon as reasonably practicable following the Signing Date, Seller will cause Rob Pelinka to sign such documents as may be necessary to remove himself as the “agent of record” for Fred Hoiberg and Jamaal Maglorie.
     (e) Upon request of Seller, Company and Buyer will hereafter execute such instruments of assignment or other documents or forms as may be reasonably necessary to transfer ownership and title to the Retained Basketball Tickets for all subsequent seasons into the name of Seller (or its designee or assigns).
6. Documents to Be Delivered at Closing.
     6.1 Seller’s Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to Buyer the following:
     (a) A duly executed Assignment of Membership Interest whereby Seller assigns, transfers and conveys to Buyer all of Seller’s right, title and interest in and to the Seller Member Interests;
     (b) A release signed by Seller in favor of the Company and Buyer, whereby Seller, on its own behalf and on behalf of all of its Affiliates, releases any and all claims, demands and causes of action that any such party may have against the Company and Buyer (excluding only the rights and obligations created by this Agreement and the Assignment Agreement);
     (c) An originally signed copy of the Assignment Agreement signed on behalf of the Company and Seller; and
     (d) Bill of Sale in the form attached as Exhibit “D”.
     6.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
     (a) The Cash Purchase Price in immediately available funds by wire transfer to an account designated by the Seller;
     (b) A release signed by Buyer and the Company, in favor of Seller and its Affiliates, whereby Buyer and the Company, for themselves and each of their respective Affiliates, release any and all claims, demands and causes of action that any such party may have against the Seller or any Affiliate of the Seller (excluding only the rights and obligations created pursuant to this Agreement and the Assignment Agreement); and
     (c) A letter of resignation signed by Buyer and in a form approved by the Seller in which Buyer (i) resigns any positions or offices that he may hold with Seller or any Affiliate of Seller (other than the Company) and (ii) releases Seller and its Affiliates (other than the Company) from any and all obligations, responsibilities or liabilities to Buyer under any employment agreement (written or oral).

7. Miscellaneous.
     7.1 Payment of Certain Fees and Expenses. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees and accountants’ fees.
     7.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, as follows:
     (a) If to the Seller:
Clear Channel Entertainment
9348 Civic Center Drive, 4th Floor
Beverly Hills, California 90210
Attention: Alan Ridgeway
Facsimile No: (310) 867-7001
with a copy to:
Gardere Wynne Sewell, LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Attention: Michael F. Rogers
Facsimile No.: (713) 276-6769
     (b) If to Buyer:
Arn Tellem
c/o Wasserman Media Group, LLC
12100 W. Olympic Blvd., Suite 400
Los Angeles, CA 90064
with a copy to:
Munger Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071-1560
Attention: Rob Knauss
Facsimile: (213) 683-5137
or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery.
     7.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     7.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations, warranties, covenants and agreements contained in this Agreement shall survive and continue in full force and effect from and after the Closing.
     7.5 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto and duly signed by its respective legal representatives. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving or his or her personal representative. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     7.6 Section Headings; Index. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     7.7 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.
     7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     7.9 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     7.10 Dispute Resolution. Any dispute, difference or question (“Dispute”) between Buyer and Seller (“Disputing Parties”) shall be resolved in accordance with the following dispute resolution procedures:
     (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.
     (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Los Angeles. One mediator shall be appointed by the agreement of the Parties. The mediator shall be suitably qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.
     (c) Arbitration. In the event the Parties are unsuccessful in their mediation of the Dispute, either Disputing Party may request that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Los Angeles in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be determined solely by the arbitrator. Notwithstanding the foregoing, Buyer may apply to any court of competent jurisdiction for injunctive relief under Section 5 without breach of this arbitration provision.
     7.11 Jointly Drafted Document. Buyer and the Seller were both represented by separate counsel during the drafting of this Agreement and such respective counsel has reviewed all documents relevant hereto. This Agreement is a jointly drafted document and neither Buyer nor Seller shall be deemed to have been the draftsman hereof.
     7.12 Confidentiality. Except for a press release approved and authorized in writing by the Seller, neither party hereto shall make any promotional announcement or advertise or otherwise disseminate any information regarding this Agreement or the subject matter hereof, except that each party may disclose such matters (i) in connection with obtaining its legal or financial advise with regard to the transactions described herein and (ii) as required by Applicable Law.
     7.13 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
     7.14 Parent Guaranty.
     (a) By joining in the execution of this Agreement, SFX Entertainment, Inc. (d/b/a Live Nation) (“Guarantor”), the parent entity of Seller, irrevocable and unconditionally guarantees to Buyer the full, complete and timely performance by Seller of any and all obligations of Seller under this Agreement. This guaranty shall remain in full force and effect so long as Seller shall have any obligations or liabilities hereunder. This guaranty shall be deemed a continuing guaranty and the waivers of Guarantor herein shall remain in full force and effect until the satisfaction in full of all of Seller’s obligations hereunder. If any default shall occur by Seller in its performance or satisfaction of any of its obligations hereunder, then Guarantor will itself perform or satisfy, or cause to be performed or satisfied, such obligations immediately upon notice from Buyer specifying in summary form the default. This guaranty is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law. Guarantor agrees that its obligations hereunder shall not be contingent upon the exercise or enforcement by Buyer of whatever remedies it may have against Seller. To the maximum extent permitted by law, Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any adverse change in the financial condition of Seller or of any other fact that might increase Guarantor’s risk hereunder; (iii) presentment, protest, demand, action or delinquency in respect of any of Seller’s obligations hereunder and (iv) all suretyship defenses.
     (b) If Guarantor should hereafter request that Seller be released from its remaining obligations and liabilities under this Agreement, then Buyer will agree to so release Seller conditioned upon Guarantor executing such instruments or agreements as may be reasonably required by Buyer to evidence and confirm that Guarantor will thereafter be the direct obligor of all of Seller’s obligations hereunder to the same extent and in the same manner as if Guarantor had been the Seller hereunder.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

BUYER:

ARN TELLEM

COMPANY:

SFX SPORTS GROUP, LLC

By:

Arn Tellem, Chief Executive Officer

SELLER:

SFX SPORTS GROUP, INC.

By:

Name:

Title:

     For the purposes set forth in Section 7.14, the undersigned joins in the execution of this Agreement.

SFX ENTERTAINMENT, INC.

By:

Name:

Title:

LIST OF EXHIBITS
Exhibit “A” — Adjustment Statement
Exhibit “B” — Form of Distribution Agreement
Exhibit “D” – Form of Bill of Sale

LIST OF SCHEDULES
Schedule 1.12 – List of LA Agents
Schedule 1.13(a) – Client Contracts
Schedule 1.13(b) – FF&E
Schedule 1.13(c) – Agent Notes
Schedule 1.13(g) – Prepaid Expenses not included in Adjustment Up Amount
Schedule 1.15 – Old Baseball A/R
Schedule 1.16 – Old Basketball A/R
Schedule 1.21 – ‘05 Basketball A/R
Schedule 1.22 – Retained Basketball Tickets
Schedule 3.4(a) – Discretionary Bonus
Schedule 3.4(b) – Contractual Offsets
Schedule 3.5(a)(ii) – McGrady and O’Neal Fee Adjustments
Schedule 5.1 – List of LA Employees